EXHIBIT 99.1

Jushi Holdings Inc. Announces Option Re-Pricing Program

BOCA RATON, Fla., August 14, 2024 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce that its board of directors has approved an option replacement program with respect to certain options to acquire subordinate voting shares of the Company (collectively, the “Subject Options”) previously issued to six senior management employees and four independent directors (collectively, the “Eligible Participants”) under the Company’s 2019 Equity Incentive Plan (as amended, the "Option Plan").

“The board of directors of the Company (the “Board”) believes that equity incentives are a key part of Jushi’s compensation philosophy for the Board and senior management, and in particular for the employees eligible for this program, all of whom have been with Jushi for over 5 years. Given the fact that the exercise price of the options held by the Eligible Participants is much higher than the current and recent trading prices of the Company‘s subordinate voting shares (the “Shares”) the Board believes the options eligible for replacement are not providing the incentive they were meant to provide. We believe this replacement will better align the short and long term incentives of the Board and senior management with the Company as we work to increase shareholder value” said Steve Monroe, lead director of the Company.

To comply with the policies of the Canadian Securities Exchange (the “CSE”) and applicable Canadian and US securities laws, Jushi has implemented a one-time offer (the “Program”) that permits Eligible Participants that hold options under the Option Plan with exercise prices that range between US$1.91 and US$5.71 to have those options cancelled and reissued on a future date (the “Option Re-Issuance Date”) at an exercise price based on the current trading price of the Shares on the Option Re-Issuance Date and otherwise in accordance with the policies of the CSE and the Option Plan (the “Re-Issuance Exercise Price”). A total of 9,136,758 Subject Options (or 34.7% of the options issued and outstanding under the Option Plan) are part of the Program.

Participation in the Program is voluntary. Eligible Participants that participate in the Program will have all of their Subject Options cancelled on August 14, 2024, and then will have the same number of options re-issued under the Option Plan (the “Replacement Options”) on the Option Re-Issuance Date at the Re-Issuance Exercise Price. The expiry date of the Replacement Options will be ten years from the Option Re-Issuance Date and the vesting of the Replacement Options will be reset. The Subject Options of Eligible Participants that choose not to participate in the Program will remain outstanding pursuant to their current terms, including the current exercise price, expiry date and vesting schedule.

The Company also announces that, in order to assist the Company in managing the share reserve under the Plan, Jim Cacioppo, the Company’s Chairman and Chief Executive Officer, has agreed to participate in the Program with respect to certain options he holds, and he and the Company have agreed to certain amendments to his employment agreement (collectively, the “Employment

Agreement Amendments”) to reflect the same. All of the Employment Agreement Amendments were approved on behalf of the Company by the independent directors of the Company.

Pursuant to the Employment Agreement Amendments, Mr. Cacioppo, has agreed to: (i) cancel 3,000,000 options that were granted to him on July 28, 2022; (ii) cancel 2,385,000 options that were granted to him on April 17, 2019; and (iii) waive his 2024 long term incentive entitlement to 3,000,000 options due to be granted on or before January 1, 2025 with 50% vesting on January 1, 2025 and 50% vesting one year later. In consideration of the foregoing cancellations and waiver, Mr. Cacioppo will receive 5,385,000 in options on the Option Re-Issuance Date with an expiry date of ten years from the Option Re-Issuance Date, and 50% vesting immediately and 50% vesting on the one (1) year anniversary of the grant date. Mr. Cacioppo’s Replacement Options will vest in full in the event of Mr. Cacioppo’s termination without cause or resignation for good reason, and as set forth in his existing employment agreement with the Company.

About Jushi Holdings Inc.

We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X, and LinkedIn.

Forward-Looking Information and Statements

This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that Jushi expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy, competitive strengths, goals, expansion and growth of Jushi’s business, operations and plans, including new revenue streams, the integration and benefits of recently acquired businesses or assets, roll out of new operations, the implementation by Jushi of certain product lines, implementation of certain research and development, the application for additional licenses and the grant of licenses that will be or have been applied for, the expansion or construction of certain facilities, the reduction in the number of our employees, the expansion into additional U.S. and international markets, any potential future legalization of adult use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the U.S. and the states in which Jushi operates; expectations for other economic, business, regulatory and/or competitive factors related to Jushi or the cannabis industry generally; and other events or conditions that may occur in the future.

There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by Jushi. Forward‐looking information is provided and made as of the date of this press release and Jushi does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.
For further information, please contact: Investor Relations and Media Contact:
Investor Relations
561-617-9100
investors@jushico.com